Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35798, 333-35800, 333-65356, and 333-86467 on Form S-8 and Registration Statement No. 333-34854 on Form S-3 of our reports dated February 22, 2007 relating to the consolidated financial statements and financial statement schedules of Wisconsin Energy Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wisconsin Energy Corporation and subsidiaries for the year ended December 31, 2006.

/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin

February 22, 2007